Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Appgate, Inc. (the “Registrant”) of our report dated June 28, 2021, which includes an explanatory paragraph regarding the substantial doubt about Newtown Lane Marketing, Incorporated’s ability to continue as a going concern, relating to the financial statements of Newtown Lane Marketing, Incorporated, included in the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2021 filed on June 28, 2021.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

December 13, 2021